UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

WHX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, NY		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Bairnco Corporation Credit Agreement Amendments

On February 14, 2008, Bairnco Corporation (“Bairnco”), a wholly owned subsidiary of WHX Corporation (the “Company”), and certain of Bairnco’s subsidiaries amended its Credit Agreement with Ableco Finance LLC (the “Ableco Facility”) and its Credit Agreement with Wells Fargo Foothill, Inc. (the “Wells Fargo Facility”).    Each of the Wells Fargo Facility and the Ableco Facility was amended to, among other things, reset the levels of certain financial covenants.

The Ableco Facility was also amended to provide for, among other things, a limited guaranty by Handy & Harman (“H&H”), a wholly-owned subsidiary of the Company and an affiliate of Bairnco, of up to $10 million, secured by a second lien (the “Second Lien Grant”) on all of the assets of H&H pursuant to the terms and conditions of that certain Security Agreement by H&H in favor of Ableco (the “H&H Security Agreement”) and that certain Limited Continuing Guaranty by H&H in favor of Ableco (the “H&H Guaranty”).  The amendment provides for the replacement of the Second Lien Grant and the termination of the H&H Security Agreement and the H&H Guaranty upon the occurrence of any of the following events: (1) satisfaction of certain financial covenants and Availability (as defined in the Ableco Facility) thresholds, (2) issuance of a replacement limited $10 million guaranty by Steel Partners II, L.P. (“Steel Partners”) in favor of Ableco Finance LLC (“Ableco”) or (3) prepayment of at least $10,000,000 under the Wells Fargo Facility.   The Wells Fargo Facility was amended to consent to the Second Lien Grant.

In addition, each of the Wells Fargo Facility and the Ableco Facility was also amended to, among other things, provide for either (i) the Company to invest $10 million (the “Rights Offering Payment”) from the proceeds of the WHX Rights Offering (as defined hereinafter) by March 31, 2008 in Bairnco and for such  proceeds to be used to prepay at least $10 million under the Wells Fargo Term Loan, (ii) Steel Partners to issue a limited $10 million guaranty, or (iii) a capital or debt infusion of $10 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.   Upon the satisfaction of certain financial covenants and Availability (as defined in the Ableco Facility) thresholds or the receipt by Bairnco of extraordinary proceeds under certain condition, the guaranty described in clause (ii) above shall terminate and the investment described in clause (iii) may be repaid, and under certain conditions the Rights Offering Payment may be repaid.  The repayment of the existing Steel Partners subordinated loan is also permitted under certain conditions.

Handy & Harman Loan and Security Agreement Amendments

On February 14, 2008, H&H and certain of its subsidiaries amended its Loan and Security Agreement with Wachovia Bank, National Association (the “Loan and Security Agreement”) and its Loan and Security Agreement with Steel Partners II, L.P. (the “Tranche B Term Loan”).    Each of the Loan and Security Agreement and Tranche B Term Loan was amended to, among other things, (i) reset the levels of certain financial covenants, (ii) allow for the prepayment of the Tranche B Term Loan in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of the rights offering, less $5 million which shall be used to pay down the revolver under the Loan and Security Agreement, (iii) extend the maturity date to June 30, 2009, (iv) consent to the terms and conditions of the H&H Security Agreement and the H&H Guaranty, and (v) amend applicable interest rates.  In addition, the Loan and Security Agreement was also amended to provide for an additional term loan of $4,000,000 to H&H and its subsidiaries.

Certain Relationships

Steel Partners II, L.P. is the beneficial holder of 5,029,793 shares of the Company’s common stock, representing approximately 50% of the outstanding shares.  Warren G. Lichtenstein, Chairman of the Board of the Company, is the sole managing member of the general partner of Steel Partners II, L.P.  In addition, Glen M. Kassan (Director and Chief Executive Officer of the Company), John Quicke (Director and Vice President of the Company) and Jack L. Howard and John H. McNamara Jr. (Directors of the Company) are employees of Steel Partners, Ltd., an affiliate of Steel Partners II, L.P.

Item 8.1                      Other Events.

As previously announced, the Company filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (“SEC”) for a rights offering to its existing stockholders, as amended (the “WHX Rights Offering”).  The Company currently intends to file an amendment to the Registration Statement which includes, among other things, the Company’s 2007 year-end financial results as soon as such results are filed with the SEC, as required by federal securities regulations, and to thereafter proceed to have the Registration Statement declared effective and to commence the WHX Rights Offering.  The Company anticipates that the 2007 year-end financial results will be filed with the SEC by no later than the end of March.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHX CORPORATION

Dated: February 15, 2008	By:	/s/ Robert Hynes
	Name:	Robert Hynes
	Title:	Chief Financial Officer